Exhibit 99.1

Corporate Communications Department

NEWS Release

Investor Contacts:
Doug Wilburne — 401-457-2288	FOR IMMEDIATE RELEASE
Becky Rosenbaum — 401-457-2288

Media Contact:
David Sylvestre — 401-457-2362

Textron Reports Second Quarter EPS of $0.58
on 10.7% Revenue Increase

Providence, Rhode Island — July 19, 2012 — Textron Inc. (NYSE: TXT) today reported second quarter 2012 income from continuing operations of $0.58 per share, compared to income of $0.29 per share in the second quarter of 2011. Total revenues in the quarter were $3.0 billion, up 10.7% from the second quarter of 2011.

Manufacturing segment profit was $288 million, up $59 million from the second quarter of 2011. Manufacturing cash flow before pension contributions was $121 million during the second quarter compared to $171 million during last year’s second quarter.  The company contributed $21 million to its pension plans during the second quarter.

“The payoff from investing in new products and services is reflected in our double digit revenue growth during the quarter and our focus on operational execution is driving solid results,” said Textron Chairman and CEO Scott C. Donnelly.

Donnelly continued, “We are also very pleased with recent significant program wins, including the Canadian Tactical Armored Patrol Vehicle, the U.S. Navy’s Ship-to-Shore Connector, upgrades to the U.S. Army’s Shadow TUAS, and an agreement with NetJets to provide up to 150 Citation Latitudes for their fleet, all of which help contribute to the positive outlook we have for our businesses.”

Outlook

Textron confirmed its 2012 earnings per share from continuing operations guidance of $1.80 to $2.00 and cash flow from continuing operations of the manufacturing group before pension contributions between $700 and $750 million, with planned pension contributions of about $200 million.

Second Quarter Segment Results

Cessna

Revenues at Cessna increased $111 million, reflecting the delivery of 49 new Citation jets in the quarter, compared with 38 in last year’s second quarter.

Segment profit of $35 million was an improvement of $30 million, primarily due to the higher volume.

Cessna backlog at the end of the second quarter was $1.5 billion, down $196 million from the first quarter of 2012.

Bell

Bell revenues increased $184 million in the second quarter from the same period in the prior year, primarily reflecting the delivery of 47 commercial helicopters compared to 22 units in last year’s second quarter.  Bell also delivered 9 V-22 and 6 H-1 aircraft in the quarter compared to 9 V-22’s and 8 H-1’s in last year’s second quarter.

Segment profit increased $32 million, primarily reflecting higher volume and favorable mix in our commercial business.

Bell backlog at the end of the second quarter was $6.7 billion, down $394 million from the first quarter of 2012.

Textron Systems

Revenues at Textron Systems decreased $63 million primarily due to lower sensor fuzed weapon and armored security vehicle volumes. Segment profit decreased $9 million, reflecting the lower volumes and deliveries on lower-margin contracts.

Textron Systems’ backlog at the end of the second quarter was $2.7 billion, up $1.2 billion from the first quarter of 2012.

Industrial

Industrial revenues increased $37 million reflecting higher volumes across most of the businesses partially offset by unfavorable foreign exchange. Segment profit increased $6 million primarily due to the higher volume.

Finance

Finance segment revenues increased $22 million compared to the second quarter of 2011. The segment reported a profit of $22 million compared to a $33 million loss in last year’s second quarter.

Conference Call Information

Textron will host its conference call today, July 19, 2012 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1059 in the U.S. or (612) 234-9959 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Thursday, July 19, 2012 by dialing (320) 365-3844; Access Code: 225826.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.

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Non-GAAP Measures

Manufacturing cash flow before pension contributions is a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend”, “plan,” “estimate,” “guidance”, “project”, “target”, “potential”, “will”, “should”, “could”, “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described under “Risk Factors” in our Annual Report on Form 10-K, among the factors that could cause actual results to differ materially from past and projected future results are the following:  changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; changes in worldwide economic or political conditions that impact demand for our products, interest rates or foreign exchange rates; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables and of assets acquired upon foreclosure of receivables; our ability to access the capital markets at reasonable rates; performance issues with key suppliers, subcontractors or business partners; legislative or regulatory actions impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs;  increases in pension expenses or employee and retiree medical benefits; uncertainty in estimating reserves, including reserves established to address contingent liabilities, unrecognized tax benefits, or potential losses on our Finance segment’s receivables;  difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and volatility in the global economy resulting in demand softness or volatility in the  markets in which we do business.

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three and Six Months Ended June 30, 2012 and July 2, 2011
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
REVENUES
MANUFACTURING:
Cessna	$763	$652	$1,432	$1,208
Bell	1,056	872	2,050	1,621
Textron Systems	389	452	766	897
Industrial	756	719	1,511	1,422
	2,964	2,695	5,759	5,148

FINANCE	55	33	116	59
Total revenues	$3,019	$2,728	$5,875	$5,207

SEGMENT PROFIT
MANUFACTURING:
Cessna	$35	$5	$29	$(33)
Bell	152	120	297	211
Textron Systems	40	49	75	102
Industrial	61	55	134	116
	288	229	535	396

FINANCE	22	(33)	34	(77)
Segment Profit	310	196	569	319

Corporate expenses and other, net	(20)	(23)	(67)	(62)
Interest expense, net for Manufacturing group	(35)	(38)	(70)	(76)

Income from continuing operations before income taxes	255	135	432	181
Income tax expense	(82)	(43)	(139)	(58)

Income from continuing operations	173	92	293	123
Discontinued operations, net of income taxes	(1)	(2)	(3)	(4)
Net Income	$172	$90	$290	$119

Earnings per share:
Income from continuing operations	$0.58	$0.29	$0.99	$0.39
Discontinued operations, net of income taxes	—	—	(0.01)	(0.01)
Net income	$0.58	$0.29	$0.98	$0.38

Diluted average shares outstanding	295,547,000	315,208,000	295,080,000	317,261,000

Textron Inc.

 Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and equivalents	$898	$871
Accounts receivable, net	917	856
Inventories	2,759	2,402
Other current assets	704	1,134
Net property, plant and equipment	2,027	1,996
Other assets	3,140	3,143
Finance group assets	2,623	3,213
Total Assets	$13,068	$13,615

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$507	$146
Other current liabilities	2,723	2,785
Other liabilities	2,668	2,826
Long-term debt	1,809	2,313
Finance group liabilities	2,259	2,800
Total Liabilities	9,966	10,870

Total Shareholders’ Equity	3,102	2,745
Total Liabilities and Shareholders’ Equity	$13,068	$13,615

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows and Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations

(In millions)

(Unaudited)

		Three Months Ended		Six Months Ended
		June 30,	July 2,	June 30,	July 2,
		2012	2011	2012	2011
	Cash flows from operating activities:
	Income from continuing operations	$157	$113	$267	$175
	Dividends received from TFC	75	49	315	179
	Capital contributions paid to TFC	—	(49)	(240)	(112)
	Depreciation and amortization	86	93	170	180
	Changes in working capital	(90)	5	(365)	(238)
	Changes in other assets and liabilities and non-cash items	30	(138)	(66)	(38)
	Net cash from operating activities of continuing operations	258	73	81	146
	Cash flows from investing activities:
	Capital expenditures	(85)	(91)	(158)	(169)
	Other investing activities, net	2	1	2	(42)
	Net cash from investing activities	(83)	(90)	(156)	(211)
	Cash flows from financing activities:
	Increase (decrease) in short-term debt	—	(14)	—	189
	Principal payments on long-term debt	(139)	—	(139)	—
	Net intergroup borrowings	245	(335)	245	(395)
	Dividends paid	(6)	(6)	(11)	(11)
	Other financing activities, net	2	(5)	11	(14)
	Net cash from financing activities	102	(360)	106	(231)
	Total cash flows from continuing operations	277	(377)	31	(296)
	Total cash flows from discontinued operations	(2)	(1)	(3)	(2)
	Effect of exchange rate changes on cash and equivalents	(5)	2	(1)	10
	Net change in cash and equivalents	270	(376)	27	(288)
	Cash and equivalents at beginning of period	628	986	871	898
	Cash and equivalents at end of period	$898	$610	$898	$610

	Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

	Net cash from operating activities of continuing operations - GAAP	$258	$73	$81	$146
Less:	Capital expenditures	(85)	(91)	(158)	(169)
	Dividends received from TFC	(75)	(49)	(315)	(179)
Plus:	Capital contributions paid to TFC	—	49	240	112
	Proceeds on sale of property, plant and equipment	2	—	2	1
	Total pension contributions	21	189	165	205
	Manufacturing cash flow before pension contributions- Non-GAAP	$121	$171	$15	$116

					2012 Outlook
Net cash from operating activities of continuing operations - GAAP					$ 1,025 - $ 1,075
Less:	Capital expenditures				(450)
	Dividends received from TFC				(315)
Plus:	Capital contributions paid to TFC				240
	Total pension contributions				200
Manufacturing cash flow before pension contributions- Non-GAAP					$ 700 - $ 750

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement, capital expenditures, proceeds from the sale of property, plant and equipment and contributions to our pension plans.  We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011
Cash flows from operating activities:
Income from continuing operations	$173	$92	$293	$123
Depreciation and amortization	92	100	183	195
Provision for losses on finance receivables	(7)	12	(3)	24
Changes in working capital	(32)	59	(402)	(149)
Changes in other assets and liabilities and non-cash items	55	(99)	(43)	26
Net cash from operating activities of continuing operations	281	164	28	219
Cash flows from investing activities:
Finance receivables originated or purchased	(1)	(34)	(19)	(110)
Finance receivables repaid	182	132	336	422
Proceeds on receivable sales	25	89	69	257
Capital expenditures	(85)	(91)	(158)	(169)
Proceeds from sale of repossessed assets and properties	30	44	48	72
Other investing activities, net	32	6	30	29
Net cash from investing activities	183	146	306	501
Cash flows from financing activities:
Increase (decrease) in short-term debt	—	(14)	—	189
Repayment of borrowings under line of credit facilities	—	(690)	—	(940)
Principal payments on long-term and nonrecourse debt	(249)	(94)	(393)	(511)
Proceeds from issuance of long-term debt	61	121	88	265
Dividends paid	(6)	(6)	(11)	(11)
Other financing activities, net	2	1	12	(1)
Net cash from financing activities	(192)	(682)	(304)	(1,009)
Total cash flows from continuing operations	272	(372)	30	(289)
Total cash flows from discontinued operations	(2)	(1)	(3)	(2)
Effect of exchange rate changes on cash and equivalents	(5)	2	(1)	11
Net change in cash and equivalents	265	(371)	26	(280)
Cash and equivalents at beginning of period	646	1,022	885	931
Cash and equivalents at end of period	$911	$651	$911	$651